Exhibit 99(a)

                     CNF TRANSPORTATION INC.
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (Dollars in thousands)

                                                       Six Months Ended
                                                            June 30,
                                                 1997                    1996
Fixed Charges:
  Interest Expense                            $ 21,067                $ 19,555
  Capitalized Interest                           1,321                   1,056
  Preferred Dividends                            5,658                   6,170
Total Interest                                  28,046                  26,781

Interest Component of
 Rental Expense                                 26,769                  22,587

Fixed Charges                                   54,815                  49,368
Less:
  Capitalized Interest                           1,321                   1,056
  Preferred Dividends                            5,658                   6,170
    Net Fixed Charges                         $ 47,836                $ 42,142

Earnings:
  Income from Continuing Operations
    before Income Taxes                       $ 95,199                $ 67,006
  Add: Net Fixed Charges                        47,836                  42,142
  Total Earnings Before Fixed Charges         $143,035                $109,148

Ratio of Earnings to Fixed Charges:
  Total Earnings                              $143,035                $109,148
  Fixed Charges (1)                             54,815                  49,368
  Ratio                                            2.6x                    2.2x


(1) Fixed charges represent interest on capital leases and short-term and long-term debt, capitalized interest, dividends on shares of the Series B cumulative convertible preferred stock used to pay debt service on notes issued by the Company's Thrift and Stock Plan (the "TASP"), and the applicable portion of the consolidated rent expense which approximates the interest of lease payments.